Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518, 333-106270, 333-106271) pertaining to Education Management Corporation and Subsidiaries’ Deferred Compensation Plan and Retirement Plan of our reports dated February 14, 2003, with respect to the financial statements of

•	American Education Centers, Inc.
•	Asher School of Business Education Corporation
•	Brown Mackie Education Corporation
•	Commonwealth Business College Education Corporation
•	Michiana College Education Corporation
•	Southern Ohio College, LLC
•	Stautzenberger College Education Corporation

included in the Current Report on Form 8K/A of Education Management Corporation and Subsidiaries dated November 10, 2003.

/s/ Almich & Associates

Irvine, California

November 7, 2003